Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

Robert J. Corti to Retire as Avon CFO

Charles Cramb, Formerly of Gillette, Named New
Executive Vice President, Finance and Technology and CFO

NEW YORK, N.Y., October 12, 2005 – Avon Products, Inc. (NYSE:AVP) announced today that Robert J. Corti, executive vice president and chief financial officer, will retire after 30 years with the company. Avon said that Mr. Corti will remain with the company through the first quarter of 2006 in a non-finance related capacity to assist with the transition to new leadership as well as with several transformation projects.

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     The company also announced that Charles (“Chuck”) Cramb, formerly senior vice president, finance and chief financial officer of The Gillette Company, will join Avon effective November 1, 2005 in the newly-created position of executive vice president, finance and technology, and chief financial officer, reporting to Andrea Jung, Avon’s chairman and chief executive officer. Ms. Jung said that the company has decided for the first time to integrate finance, business transformation and technology under one umbrella reporting to Mr. Cramb, recognizing the strategic linkages among these functions and in light of his extensive experience in these areas. He will also be responsible for Avon’s Investor Relations function.

      “We are extremely pleased that we have attracted someone of Chuck’s caliber and experience to Avon as we drive to the next chapter of the company’s transformation,” said Ms. Jung. “In Chuck we have found an individual with broad experience and a proven track record across all areas of the business. As a key member of Gillette’s senior management team and a business partner to CEO Jim Kilts, Chuck helped orchestrate that company’s successful restructuring and transformation. He also brings to Avon a deep understanding of the role and importance of technology as a transformation enabler, as well as a successful track record implementing a global operating model. The scope and depth of Chuck’s experience will be an important asset to Avon as we enter the next phase of the company’s transformation.”

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     Mr. Cramb, 59, joins Avon after 35 years with Gillette during which he worked in successively more responsible positions in finance, rising in 1988 to the position of Vice President, Finance and Strategic Planning, North Atlantic Group. In 1995 he was named Vice President and Corporate Controller and in 1997 was promoted to Senior Vice President, Finance and Chief Financial Officer. In addition to his finance experience, Mr. Cramb has headed Gillette’s Information Technology function and most recently chaired the company’s IT Advisory Council. He also held key leadership positions in business transformation, strategic and financial planning and marketing, and has worked extensively in senior line management in the company’s international operations.

     Mr. Cramb holds a BA from Dartmouth College and an MBA from the University of Chicago. He is a member of the Board of Directors of Idenix Pharmaceuticals where he is on the Compensation Committee and is Chairman of the Audit Committee. He is also on the Board of Directors of Tenneco Automotive, where he is Chairman of the Audit Committee. In addition, Chuck serves on the Board of Visitors for Northeastern University School of Business (Boston, MA) and Lawrence Academy (Groton, MA), and was the Vice Chairman of the Private Sector Council (Washington, DC).

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     Mr. Corti, 56, was named executive vice president and chief financial officer of Avon in 1998. “During his 30-year career with Avon, Bob has been without question one of our most talented and respected executives. As Avon’s chief financial officer since 1998, he has been instrumental in helping the company adapt to sweeping changes in the regulatory environment. Under Bob’s financial leadership the company has maintained an exceptionally strong balance sheet and generated record levels of cash flow. We thank Bob for his many contributions to Avon and we wish him well as he enters retirement, ” Ms. Jung said.

      Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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